News Release

P.O. Box 110 • Route 5 • South Deerfield • MA • 01373-0110

FOR IMMEDIATE RELEASE

Contact:	Robert R. Spellman
(413) 665-8306

YANKEE CANDLE ANNOUNCES CHIEF FINANCIAL OFFICER
TO RETIRE AFTER FISCAL YEAR END

South Deerfield, Mass – October 27, 2004 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”) (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that Robert R. Spellman, the Company’s Senior Vice President, Finance and Chief Financial Officer, will retire after the end of the current fiscal year. Mr. Spellman joined Yankee in November, 1998.

“We really appreciate the numerous contributions that Bob has made,” said Craig W. Rydin, Chairman and Chief Executive Officer of The Yankee Candle Company, Inc. “Since joining our Company nearly six years ago, he has demonstrated the ability to foster and develop an uninterrupted growth story, develop a talented team who works with him, and provide the integrity and transparency so necessary in today’s business environment.”

“On behalf of our employees and the Company’s Board of Directors, I wish to thank Bob for his leadership and friendship, and wish him and his family all the best.”

“We are actively engaged in a comprehensive search for Bob’s replacement, and confident that we will appoint a new CFO who will provide the leadership skills to support Yankee Candle’s continuing growth and success.”

“It has been an honor and privilege to have been part of the Yankee growth story; and to work with and get to know so many wonderful people,” said Mr. Spellman. “Yankee is an outstanding company with a bright future; so my decision to retire was very difficult, and was based entirely on family considerations. I will work with Craig and the rest of the team to affect an orderly transition.”

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the giftware industry. Yankee has a 34 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 15,500 store locations, a growing base of Company owned and operated retail stores (334 located in 43 states as of October 2, 2004), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,000 store locations (through its distribution center located in Bristol, England).

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